SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 5, 2010 (March 5, 2010)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(e) On March 5, 2010 , Ambac Financial Group, Inc. (“Ambac”) entered into an agreement and general release (the “Agreement”) with Sean Leonard, the former Senior Vice President and Chief Financial Officer of Ambac and Ambac Assurance Corporation (“AAC”). Mr. Leonard resigned on December 4, 2009 (the “Last Employment Date”). Under the Agreement, Mr. Leonard will be paid a severance payment in the amount of $650,000, as well as up to a total of $25,000 for legal expenses and outplacement services and coverage under the Ambac’s medical plan at the employee rate for six months.

In consideration for the severance payment, Mr. Leonard agreed to the following: (i) confidentiality obligations, (ii) a 12 month non-competition and non-solicitation commitment and (iii) to execute a Waiver and General Release Agreement (the “Release”), by which he will release Ambac from all potential liability for claims arising out of his employment with Ambac. The Agreement provides that if Mr. Leonard breaches the terms set forth in (i) or (ii) above or fails to execute the Release (or revokes it), Ambac shall cease to have to make any payments under the Agreement and shall be entitled to require Mr. Leonard to return all payments made pursuant to the Agreement other than payments for legal expenses.

Mr. Leonard also agreed that for a period of 12 months after the Last Employment Date, he will make himself reasonably available to Ambac and provide information to Ambac or its representatives in connection with any matters relating to the business or affairs of Ambac, and any pending or future governmental or regulatory investigation, civil or administrative proceeding, litigation or other proceeding related to the business of Ambac during his term as an officer of Ambac. Ambac will reimburse Mr. Leonard for any lost wages and/or reasonable out-of-pocket expenses incurred in connection with the provision of these services.

Mr. Leonard agreed that he would refrain from making, directly or indirectly, now or at any time in the future: (i) any defamatory or product disparaging comment concerning Ambac or any of Ambac’s current or former directors, officers or employees, or (ii) any other comment that could reasonably be expected to be detrimental to Ambac’s business or financial prospects or reputation. In addition, Ambac agreed to direct its executive officers and directors not to disparage Mr. Leonard.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc. (Registrant)

Dated: March 5, 2010	By:	/s/ Anne Gill Kelly
Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel